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                    September 7, 2023

       Patrick Grove
       Chief Executive Officer
       Catcha Investment Corp
       Level 42, Suntec Tower Three
       8 Temasek Blvd
       Singapore 38988

                                                        Re: Catcha Investment
Corp
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed April 24,
2023
                                                            File No. 001-40061

       Dear Patrick Grove:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation